UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2024

Apollo Debt Solutions BDC

(Exact name of Registrant as specified in its charter)

Delaware	814-01424	86-1950548
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street
New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (212) 515-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosures

Dear Valued Shareholder,

As the first quarter of 2024 has drawn to a close, we would like to take this opportunity to comment on the performance and activities of Apollo Debt Solutions BDC (“ADS” or the “Fund”). We will also provide our perspective regarding the near-term investment environment, the opportunities for the Fund and our outlook for the market.

The Fund’s Class I shares generated a 9.73% annualized distribution rate in March 2024 and delivered a 3-month and one-year total net return of 3.37% and 14.49%, respectively as of March 31, 2024, bringing the annualized inception-to-date total net return to 8.38%.[1,2] The Fund’s net asset value per share rose to $24.85 as of March 31, 2024, compared to $24.63 as of December 31, 2023.

ADS Has Outperformed Major Fixed Income Markets Since Its Inception in January 2022[1,3] Annualized Inception-to-date Total Return (as of March 31, 2024)

WHAT HAPPENED IN MARKETS?

The “Everything Rally” that started in the last two months of 2023 extended into the first quarter of 2024. The market’s rediscovery of its risk-loving nature and ability to ignore any sign of stress were on full display with the S&P 500 Index surging 10.2%3, surpassing the 5,200 level and notching its 22nd record for the year. High yield spreads narrowed to 343 basis points at the end of March, the tightest gap since July 2007.7 Buoyant demand for corporate debt permeated all corners of the credit market with first-quarter investment grade, high yield and leveraged loan issuance capping the busiest start of the year in at least two years. Reddit, the social media platform where users ignited a meme stock frenzy during the pandemic, soared 48% above its initial public offering price during its trading debut. Bank of America’s Bull & Bear Indicator rose to 6.5%, the highest level since 20218, and even gold, oil and Bitcoin joined the rally.

U.S. economic data published throughout the quarter signaled that the world’s largest economy is roaring, but hotter-than-expected inflation indicators complicated the Federal Reserve’s (“the Fed”) mission of achieving a 2% inflation target and engineering a soft landing. Market exuberance continued even as expectations for interest rate cuts in 2024 were reduced and pushed back, with Fed fund futures indicating less than three reductions at the end of March, down from six at the start of the quarter. The only major asset class to end the first quarter of 2024 with negative returns was the U.S. Treasuries market with 10-year yields rising 32 basis points. The rise in underlying inflation also led Apollo Chief Economist Torsten Slok to predict that the Fed will not cut rates in 2024, a contrarian view. An additional major event that failed to dent the risk-on mood was New York Community Bancorp’s surprise announcement of a fourth-quarter loss tied to higher loss provisions in its commercial real estate loan book. While New York Community Bancorp’s shares tanked 38% on the day of the announcement, the market treated the decline as an idiosyncratic event rather than a potential encore of the March 2023 regional banking crisis.

This market ebullience was reminiscent of the rally in 2021, when Wall Street prognosticators struggled to keep their forecasts up to date with an ascendant S&P 500 Index that posted 70 record closes and yields for high-yield bonds that fell below 4%. However, when considering today’s macro environment versus the conditions in 2021 - the two could not be more different. The markets’ surge in 2021 was a result of the Fed’s expansionary monetary policy that injected more than $1 trillion of liquidity into the financial system and kept interest rates near zero. Today, interest rates are at a two-decade high of 5.5%, with no clear sign that the Fed will start to cut rates any time soon.

Still, as borrowers stormed back into the market, it created opportunities for ADS, including expanded refinancing options for existing positions as well as new capital deployment, underscoring the value proposition of private credit.

THE OPPORTUNITY FOR PRIVATE CREDIT

During the first quarter of 2024, we witnessed the return of the syndicated market after Fed Chair Jerome Powell signaled at the end of 2023 that the central bank’s interest-rate hiking cycle was over. While several reports indicated intensifying rivalry between public and private lenders, we believe that for credit markets to function effectively, both types of lending need to co-exist and provide tailored solutions that depend on the borrower’s profile, investment lifecycle and specific needs. We saw this firsthand as demand for private credit deals continued to grow in the first three months of 2024 after a banner 2023.

Refinancing activity took center stage in the first quarter of 2024, with more than $500 billion of maturities coming due between 2024 and 2026 in high yield bonds and leveraged loans.14 A lot of these maturities date back to 2021 when the low-rate environment in the aftermath of the pandemic fed a dealmaking frenzy, driving more than $1.2 trillion in private equity transactions as well as high yield and loan issuance of $465 billion and $615 billion, respectively, the most on record during that time.14 The low-rate environment that companies enjoyed then came to an end in 2022 as the Fed, faced with elevated inflation, embarked on an aggressive interest rate hiking cycle that has pushed short-term interest rates above 5%. Many older-vintage issuers, burdened with elevated floating-rate debt loads, are now struggling to cover higher interest expense burdens. On the back of this maturity wall and as interest rates stay higher for longer, we are seeing a growing need from companies for a range of creative capital solutions to shore up liquidity and extend their maturity profile. This environment further highlights the proposition value of ADS, given the timing of the Fund’s launch and the vintage of its investments. ADS launched in 2022 - just as the Fed embarked on its hiking path - and 96% of the Fund’s direct originations were underwritten in 2022 or 2023.15 The capital structures in our portfolio were created to, among other things, withstand higher rates and we focus on businesses that can support financing costs across macroeconomic cycles.

At the same time, private credit origination in the first quarter of 2024 mainly financed M&A and LBOs, whereas most of the issuance in the syndicated markets were used for refinancing. Looking at default rates across the two markets, the numbers are approximately at the same level. The default rate in private credit during the first quarter of 2024 was slightly below 2%, and was a little above 2% for leveraged loans, including distressed exchanges.16

Private Credit Deal Share by Use of Proceeds, Based on Count17

Private credit continues to capture the lion share of LBO/M&A with syndicated markets focused on refinancing

Looking at private credit origination, it’s worth highlighting that the average deal leverage has declined to 4.7x so far in 2024 from 5.4x in 2022, and below the 4.9x level for syndicated loans this year, according to J.P. Morgan.16

We also continued to see more flows into private credit funds during the first quarter of 2024. For example, Australia’s biggest pension fund announced in February that it’s planning to triple its global allocation to private credit outside of Australia over the next 18 months.19 The California Public Employees’ Retirement System, the nation’s largest U.S. pension fund, announced in March that it is increasing its exposure to private credit to 8% from 5%.20 Additionally, private credit is the highest expected returning asset class over the next 12 months according to a recent Goldman Sachs annual survey of global insurance companies.21

WHY APOLLO FOR CREDIT?

SCALE, EXPERIENCE & JUDGEMENT: Since Apollo’s founding in 1990, Apollo has established a notable record of success in alternative investments, serving institutional and individual investors across the risk-return spectrum—in credit, equity, and real assets strategies. As a high-growth alternative asset manager, Apollo oversees $460 billion in its credit business with a broad coverage and experienced team that includes over 360 investment professionals.22 The ongoing growth in private lending is largely consolidated in the hands of the largest platforms, and Apollo’s scale potentially allows it to lead and arrange transactions, acting as a full-service solution for borrowers and sponsors who are competing on the basis of speed, creativity and certainty of execution -as opposed to price or terms. Through an investment in ADS, individual investors generally have access to the same caliber of transactions and deals that Apollo’s institutional investors have access to, which we believe have the potential to produce attractive risk-adjusted returns.12

PURCHASE PRICE MATTERS: ADS focuses on downside protection through credit selection and portfolio construction with an emphasis on lending to large cap, private U.S. companies at the top of the capital structure. As of March 31, 2024, the weighted average EBITDA of ADS’s directly originated debt investments was $237 million10 with an average LTV of 38%, and 100%11 of ADS’s portfolio was in first-lien, senior secured debt. ADS’s direct originations in the first quarter of 2024 generated an average spread of 124 basis points higher than the leveraged loan market23, while also coming at a lower cost.

SELECTIVITY: During the first quarter of 2024, out of approximately 135 potential deals identified by Apollo professionals, only 13 were closed, underscoring our selective process, a close rate of less than 10%. Of the 13 large cap financing transactions closed by Apollo, which totaled over $10 billion in commitments, ADS participated in 11 of them. These 11 transactions, along with our middle market direct originations, represented $1.4 billion in collective commitments. Keeping consistent with our purchase price matters philosophy, from 2009 to 2023, Apollo’s Global Corporate Credit business had an average annual default rate of just 0.1%, compared to the 2.6% average for the leveraged loan market.24

ALIGNMENT:

Since Apollo’s merger with retirement services business Athene, Apollo is often among the largest investors in its own funds. ADS invests alongside a number of Apollo’s direct lending funds where Apollo/Athene also have exposure, and these investments make up greater than 85% of ADS’s portfolio, showcasing Apollo’s strong conviction in its own transactions.13

KEY TRANSACTIONS IN 1Q2425

In March 2024, Apollo served as the Sole Lead Arranger on a $175mm financing facility to LendingTree LLC, (“LendingTree”) to refinance its existing debt. LendingTree is an online marketplace that connects consumers with financial services such loans, insurance and credit cards. Due to our strong relationship with LendingTree, Apollo was exclusively contacted to lead the transaction.

In March 2024, Apollo served as a Joint Lead Arranger on a $400 million first lien term loan to Polywood LLC (“Polywood”) to finance the Sponsor’s acquisition of Polywood. Polywood is a recycled plastic outdoor furniture company, and a leading player in the high-density polyethylene outdoor furniture market. Polywood furniture is manufactured by recycling landfill bound plastic into pellets used to make “lumber,” which is then used in assembly. Due to our strong relationship with the Sponsor and sector expertise, Apollo was able to play a meaningful role in the transaction.

In February 2024, Apollo served as a lender on a $550 million term loan to Tailored Brands Inc. (“Tailored Brands”) to finance its share repurchase. Tailored Brands is a leading omnichannel retailer of menswear in the U.S. and Canada. Tailored Brands owns four banners including the Men’s Wearhouse, Jos. A. Bank, K&G and Moores. Due to our relationship with the Sponsor, Apollo was able to play a meaningful role in the transaction.

ADS participated alongside other Apollo funds in all of the above transactions.

OUTLOOK

We expect sponsors and large corporations to continue to seek private solutions, especially amid the ongoing debate about the timing and extent of interest rate cuts. Fed Chair Jerome Powell has been clear about the central bank’s strategy of waiting for more evidence that inflation is sustainably retreating before initiating any reductions. With economic data signaling strong growth and sticky inflation, Apollo expects the Fed will likely refrain from cutting rates this year, and we anticipate a higher rate environment for a longer period.

While there’s been talk of saturation and increased competition in private credit — now a $1.7 trillion26 market — we expect to continue to see opportunities to lend to companies and structures where the banking business is disadvantaged because of the specific needs of the borrower or because of the lengthy nature of many transactions. We believe our flexibility in terms of deployment, our ability to commit large amounts of capital as well as provide solutions in deals in which banks cannot participate — will help drive returns for the Fund.

Looking forward into 2024, we continue to monitor the economic backdrop, geopolitical instability and a wave of elections globally. In the U.S., the November race will be repeated showdown between President Joe Biden and former President Donald Trump, which we think could introduce volatility into the markets in the back half of the year.

While we have been surprised by the exuberance and resilience of the markets in the past five months, we continue to maintain a cautious approach. We also believe this environment may provide an attractive opportunity for large, scaled investors and we expect our “credit first” philosophy, as evidenced by our ongoing focus on senior secured lending to large cap borrowers, to be on full display as we seek to deliver more stable returns through a tumultuous and uncertain 2024.

END NOTES

Note: Data as of March 31, 2024, unless otherwise indicated. Reflects Apollo’s views and beliefs as of the date of this material and is subject to change without notice. Past performance is not indicative of future results. There can be no assurance that investment strategies or objectives described herein will be achieved and there can be no assurances that any of the trends described herein will continue or will not reverse. The value of any investment could decline and/or become worthless.

Certain information contained in this document constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words, or the negatives thereof. These may include financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, and statements regarding future performance. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. Apollo believes these factors include but are not limited to those described under the section entitled “Risk Factors”, in the Fund’s prospectus, and any such updated factors included in the Fund’s periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Fund’s prospectus and other filings. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

1.

Past performance is not indicative of future results, and there can be no assurance that the Fund or any Apollo fund will achieve its objectives or avoid substantial losses. Actual results may vary. Total net return is calculated as the change in Net Asset Value (“NAV”) per share during the period, plus distributions per share (assuming distributions are reinvested) divided by the NAV per share at the beginning of the period. Total returns for periods greater than one year are annualized. Total returns provided herein are net of all Fund expenses, general and administrative expenses, transaction related expenses, management fees, incentive fees, and share class specific fees, but exclude the impact of early repurchase deductions on the repurchase of shares that have been outstanding for less than one year. Performance shown does not include anticipated taxes or withholdings. The returns have been prepared using unaudited data and valuations of the underlying investments in the Fund’s portfolio, which are estimates of fair value and form the basis for the Fund’s NAV. Valuations based upon unaudited reports from the underlying investments may be subject to later adjustments, may not correspond to realized value and may not accurately reflect the price at which assets could be liquidated. There is no guarantee that the investment objective can be achieved. The 3-month total net return as of March 31, 2024 for Class S and Class D shares without upfront placement fees: 3.15% and 3.30%, respectively; with upfront placement fees: -0.43% and 1.77%, respectively. The one-year total net return as of March 31, 2024 for Class S and Class D shares without upfront placement fees: 13.53% and 14.21%, respectively; with upfront placement fees: 9.60% and 12.51%, respectively. Annualized inception to date total net return as of March 31, 2024 for Class S and Class D shares without upfront placement fees: 7.46% and 14.13%, respectively; with upfront placement fees: 5.70% and 13.17%, respectively. With upfront placement fees for Class S and Class D shares assumes the maximum amount of upfront placement fees that selling agents may charge (3.5% for Class S and 1.5% for Class D). Class I shares do not have upfront placement fees. The Class I inception date was January 7, 2022, the Class S inception date was February 1, 2022, and the Class D inception date was July 1, 2022.

2.

There is no assurance the Fund will pay distributions in any particular amount, if at all. Any distributions the Fund makes will be at the Board’s discretion. Distributions are not guaranteed. Annualized distribution rate as of March 21, 2024. The annualized distribution rate for Class S shares and Class D shares was 8.86% and 9.48%, respectively. The annualized distribution rate is calculated by multiplying the sum of the month’s stated base distribution per share and special distribution per share by twelve and dividing the result by the prior month’s NAV per share. The annualized distribution rate, including the distribution declared on March 21, 2024 and excluding the special distribution announced on December 20, 2023, was 8.76% for Class I shares, 7.89% for Class S shares, and 8.50% for Class D shares. Distributions are all currently funded from cash flow from operations. Distributions may be funded from sources other than cash flow from operations, including the sale of assets, borrowings, return of capital or offering proceeds. Distributions may be funded, directly or indirectly, from temporary waivers or expense reimbursements borne by the fund’s Adviser or its affiliates that may be subject to reimbursement to the Adviser or its affiliates. We have not established limits on the amounts we may fund from such sources.

3.

Source: Bloomberg. Index performance is shown for illustrative purposes only and have limitations when used for comparison. It may not be possible to directly invest in one or more of these indices and the holdings of the Fund may differ markedly from the holdings of any such index in terms of levels of diversification, types of securities or assets represented and other significant factors. Indices are unmanaged, do not charge any fees or expenses, and assumes reinvestment of distributions. No such index is indicative of the future results of the Fund. There can be no assurances that any of the trends described herein will continue or will not reverse. Past events and trends do not imply, predict or guarantee, and are not necessarily indicative of future events or results.

4.

“Leveraged Loans” represented by the Morningstar LSTA US Leveraged Loan 100 Index, which is designed to measure the performance of the 100 largest facilities in the US leveraged loan market. Index constituents are market-value weighted, subject to a single loan facility weight cap of 2%.

5.

“High Yield Corporate” represented by the ICE BofAUS High Yield Index, which is market capitalization weighted and is designed to measure the performance of U.S. dollar denominated below investment grade (commonly referred to as “junk”) corporate debt publicly issued in the U.S. domestic market. The Index includes securities rated below investment grade (based on an average of Moody’s Investors Service, Inc., Fitch, Inc., and S&P Global Ratings) with at least 18 months remaining to final maturity at the time of issuance and at least one-year remaining term to final maturity as of the Index’s rebalancing date. In addition, individual securities of qualifying issuers must have a fixed coupon schedule and a minimum amount outstanding of $250 million.

6.

“US Investment Grade Corporate” represented by the Bloomberg US Corporate Index, which measures the investment grade, fixed-rate, taxable corporate bond market. It includes USD denominated securities publicly issued by US and non-

US industrial, utility, and financial issuers. The index is a component of the US Credit and US Aggregate Indices, and provided the necessary inclusion rules are met, US Corporate Index securities also contribute to the multi-currency Global Aggregate Index. The index includes securities with remaining maturity of at least one year.
7.	The index was created in January 1979, with history backfilled to January 1, 1973. Source: J.P. Morgan High Yield Bond and Leveraged Loan Market Monitor, April 2024.
8.	Source: BofA Global Research report, March 2024.
9.

ADS generally defines large-cap borrowers as companies with more than $75 million in EBITDA, as may be adjusted for market disruptions, mergers and acquisitions-related charges and synergies, and other items.

10.

Weighted-average EBITDA of directly originated debt investments. Based on latest information tracked on our portfolio companies and excludes certain portfolio companies for which these metrics are not meaningful (for instance, portfolio companies with negative EBTIDA). Weighted average net loan-to-value is net debt through the respective loan tranche in which the Fund has invested divided by the estimated enterprise value of the portfolio company.

11.

Total value of portfolio and composition of first lien, floating rate and fixed rate investments based on fair market value of debt investments. Excludes cash and cash equivalents. There is no guarantee that similar allocations or investments will be available in the future. Subject to change at any time without notice.

12.	References to “downside protection” does not guarantee against loss of value. The value of any investment could decline and/or become worthless.
13.

There is no assurance that such investment opportunities will be available to the Fund. An affiliate of the Fund’s investment adviser received an exemptive order from the SEC that permits the Fund greater flexibility to participate in co-investment transactions.

14.	Source: Data from ICE BofA Corporate Indices, Bloomberg, Pitchbook LCD, January 2024.
15.	As of December 31, 2023.
16.	Source: J.P. Morgan, Credit Watch Report, April 2024.
17.	Source: Pitchbook LCD as of March 18, 2024. Based on deal count. Private credit data based on transactions covered by LCD News.
18.	Other category includes recapitalizations, growth, working capital, or unspecified uses.
19.	Source: Bloomberg, February 20, 2024.
20.	Source: Bloomberg, March 2024.
21.	Source: 2023 Goldman Sachs Insurance Survey.
22.

The assets of the funds, partnerships and accounts to which Apollo provides investment management, advisory, or certain other investment-related services, including, without limitation, capital that such funds, partnerships and accounts have the right to call from investors pursuant to capital commitments. Our AUM equals the sum of: 1. the NAV, plus used or available leverage and/or capital commitments, or gross assets plus capital commitments, of the yield and certain hybrid funds, partnerships and accounts for which we provide investment management or advisory services, other than CLOs, CDOs, and certain perpetual capital vehicles, which have a fee-generating basis other than the mark-to-market value of the underlying assets; for certain perpetual capital vehicles in yield, gross asset value plus available financing capacity; 2. the fair value of the investments of the equity and certain hybrid funds, partnerships and accounts Apollo manages or advise, plus the capital that such funds, partnerships and accounts are entitled to call from investors pursuant to capital commitments, plus portfolio level financings; 3. the gross asset value associated with the reinsurance investments of the portfolio company assets Apollo manages or advises; and 4. the fair value of any other assets that Apollo manages or advises for the funds, partnerships and accounts to which Apollo provides investment management, advisory, or certain other investment-related services, plus unused credit facilities, including capital commitments to such funds, partnerships and accounts for investments that may require pre-qualification or other conditions before investment plus any other capital commitments to such funds, partnerships and accounts available for investment that are not otherwise included in the clauses above. Apollo’s AUM measure includes Assets Under Management for which Apollo charges either nominal or zero fees. Apollo’s AUM measure also includes assets for which Apollo does not have investment discretion, including certain assets for which Apollo earns only investment-related service fees, rather than management or advisory fees. Apollo’s definition of AUM is not based on any definition of Assets Under Management contained in its governing documents or in any management agreements of the funds Apollo manages. Apollo considers multiple factors for determining what should be included in its definition of AUM. Such factors include but are not limited to (1) Apollo’s ability to influence the investment decisions for existing and available assets; (2) Apollo’s ability to generate income from the underlying assets in the funds it manages; and (3) the AUM measures that Apollo uses internally or believe are used by other investment managers. Given the differences in the investment strategies and structures among other alternative investment managers, Apollo’s calculation of AUM may differ from the calculations employed by other investment managers and, as a result, this measure may not be directly comparable to similar measures presented by other investment managers. Apollo’s calculation also differs from the manner in which its affiliates registered with the SEC report “Regulatory Assets Under Management” on Form ADV and Form PF in various ways. Apollo uses AUM, Gross capital deployed and Dry powder as performance measurements of its investment activities, as well as to monitor fund size in relation to professional resource and infrastructure needs.

23.	Source: Pitchbook LCD. Leverage loan market represented by Morningstar LSTA US Leveraged Loan Index.
24.

Source: J.P. Morgan, Apollo Analysts, as of December 31, 2023. The percentage of defaults for the investments managed by Apollo is calculated by totaling the par value of investments that default on an obligation (subsequent to Apollo’s acquisition of the asset) within a calendar year and dividing by the average total holdings in the Apollo Global Corporate Credit portfolio for that given year. This is exclusive of the acquisitions Gulf Stream Asset Management and Stone Tower Capital. J.P. Morgan Leveraged Loan defaults are calculated by totaling the par value of leveraged loan defaults and dividing by the par value outstanding in the respective market. Excludes assets purchased pursuant to a distressed-for-control strategy. Past performance is not indicative, nor a guarantee, of future results. For discussion purposes only. Information subject to change.
25.

Company names and logos are trademarks of their respective holders. There is no guarantee that similar allocations or investments will be available in the future. These transactions have been provided for discussion purposes only and were selected based on objective, non-performance-based criteria to illustrate recent large corporate direct lending investments by the Fund. The total loan amount represents the combined investment by all participants, including the Fund.

26.	Source: Preqin, June 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO DEBT SOLUTIONS BDC

Date: April 23, 2024	By:	/s/ Kristin Hester
	Name:	Kristin Hester
	Title:	Chief Legal Officer and Secretary